EXHIBIT 8.1

List of subsidiaries of the Company

Name of Subsidiary	Place of Incorporation	Proportion of Ownership Interest	Direct/Indirect
Gentor International Limited	British Virgin Islands	100%	Direct
Gentor Aslan Madencilik Sanayi Ve Ticaret Limited Sirketi	Turkey	100%	Indirect